Exhibit 99.1
SYNTHETECH APPOINTS KPMG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS

Albany, OR, May 16, 2002 -- Synthetech, Inc. (Nasdaq--NZYM) announced today that its Board of Directors has appointed KPMG LLP to replace Arthur Andersen LLP as the Company's independent public accountants effective as of May 9, 2002.

The decision to change accountants was not the result of any disagreement between the Company and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. "Arthur Andersen has provided Synthetech with a high level of professionalism and excellent service throughout its tenure with the Company," said Charlie Williams, Chief Financial Officer of Synthetech.

 Synthetech's PBBs are used predominantly by pharmaceutical companies and others to make a wide range of peptide, peptidomimetic small molecule and other drugs under development and on the market for the treatment of AIDS, cancer, cardiovascular and other diseases. Synthetech operates in a challenging business environment, characterized by the unpredictable dynamics and life cycle of pharmaceutical projects, which can lead to rapid fluctuations in the mix of projects and revenues from period to period. The Company has established a worldwide reputation in a unique product and technology niche as a leading supplier to the pharmaceutical and life sciences industry.

MORE INFORMATION:

Web site: http://www.synthetech.com, E-mail: investor@synthetech.com

M. "Sreeni" Sreenivasan, President & CEO (541) 967-6575, Charlie Williams, CFO (541) 967-6575